Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Murphy Oil Corporation and Subsidiaries:

We consent to the incorporation by reference in the Registration Statement of Murphy Oil Corporation on Form S-3 and the related Prospectus of our report dated February 28, 2012, with respect to the consolidated balance sheets of Murphy Oil Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2011, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Murphy Oil Corporation and subsidiaries and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

Houston, Texas

October 4, 2012